Exhibit 99.171

North Valley Bancorp Reports Results for the Quarter
and Six Months Ended June 30, 2009

August 4, 2009- REDDING, CA - North Valley Bancorp (NASDAQ:NOVB), a bank holding company with approximately $913 million in assets, today reported results for the second quarter and six months ended June 30, 2009. North Valley Bancorp (“the Company”) is the parent company for North Valley Bank (“NVB”).

The Company reported a net loss for the second quarter ended June 30, 2009 of $4,089,000, or $0.55 per diluted share, compared to a net loss of $1,509,000, or $0.20 per diluted share, for the same period in 2008. The Company reported a net loss for the six months ended June 30, 2009 of $7,196,000, or $0.96 per diluted share, compared to a net loss of $1,229,000, or $0.17 per diluted share, for the same period in 2008.

The Company recorded provisions for loan and lease losses of $9,000,000 and $16,000,000 for the second quarter and six months ended June 30, 2009, respectively, compared to provisions for loan and lease losses of $5,200,000 and $7,600,000 for the second quarter and six months ended June 30, 2008. The allowance for loan and lease losses at June 30, 2009 was $22,119,000, or 3.40% of total loans, compared to $11,327,000, or 1.63% of total loans at December 31, 2008 and $13,677,000, or 1.87% of total loans at June 30, 2008.

“Although North Valley had a loss for the quarter, there were several accomplishments worth noting. The Bank continues to maintain strong capital and liquidity levels. The Bank grew deposits by $13 million during the quarter and has grown deposits by $45 million since year-end. We have implemented several cost-cutting initiatives to reduce noninterest expense and our Credit Department continues to work swiftly in resolving problem credits,” stated Michael J. Cushman, President and CEO.

At June 30, 2009, total assets were $913,366,000, down $20,995,000, or 2.3%, from $934,361,000 at June 30, 2008. The loan portfolio totaled $650,652,000 at June 30, 2009, a decrease of $79,631,000, or 10.9%, compared to June 30, 2008. The loan to deposit ratio at June 30, 2009 was 81.4% as compared to 98.1% at June 30, 2008, and 91.9% at December 31, 2008. Total deposits grew $55,512,000, or 7.5%, to $799,743,000 at June 30, 2009 compared to $744,231,000 at June 30, 2008. When compared to December 31, 2008, total assets increased $33,815,000 from $879,551,000, driven by an increase in deposits of $44,799,000 from $754,944,000, while loans decreased by $42,770,000 from $693,422,000. Available-for-sale investment securities and Federal funds sold increased $61,209,000 and $29,395,000, respectively, from December 31, 2008 to June 30, 2009 as a result of the increase in deposits and decrease in loans.

At June 30, 2009, the Company’s Total Risk-based Capital was $96,670,000, and its risk-based capital ratios were: Total Risk-based Capital ratio – 12.59%; Tier 1 risk-based Capital ratio – 10.41%; and Tier 1 Leverage ratio – 8.98%. At June 30, 2009, NVB’s Total Risk-based Capital was $93,686,000, and its risk-based capital ratios were: Total Risk-based Capital ratio – 12.24%; Tier 1 risk-based Capital ratio – 10.97%; and Tier 1 Leverage ratio – 9.46%. “Our capital ratios exceed all regulatory requirements at both the Bank and Company, despite operating losses resulting from actively managing our loan portfolio in these challenging times and appropriately providing for our allowance for credit losses,” remarked Kevin R. Watson, Chief Financial Officer.

Credit Quality

Nonperforming loans (defined as nonaccrual loans and loans 90 days or more past due and still accruing interest) totaled $44,304,000 at June 30, 2009, an increase of $21,724,000 from the June 30, 2008 balance of $22,580,000, and an increase of $25,368,000 from the December 31, 2008 balance of $18,936,000. Nonperforming loans as a percentage of total loans were 6.81% at June 30, 2009, compared to 3.09% at June 30, 2008, and 2.73% at December 31, 2008.

Nonperforming assets (nonperforming loans and OREO) totaled $50,433,000 at June 30, 2009, an increase of $19,645,000 from the June 30, 2008 balance of $30,788,000, and an increase of $21,089,000 from the December 31, 2008 balance of $29,344,000. Nonperforming assets as a percentage of total assets were 5.52% at June 30, 2009 compared to 3.30% at June 30, 2008 and 3.34% at December 31, 2008.

The overall level of nonperforming loans increased $24,378,000 to $44,304,000 at June 30, 2009 from $19,926,000 at March 31, 2009. During the second quarter of 2009 the Company added nineteen loans totaling $29,781,000 to nonperforming loans. These additions were offset by reductions in nonperforming loans totaling $5,403,000, due primarily to transfers to OREO of four properties totaling $3,362,000, and secondarily to collections received on certain loans and charge-offs recorded. The Company’s OREO properties increased $186,000 to $6,129,000 at June 30, 2009 from $5,943,000 at March 31, 2009. The increase was due to the addition of four properties totaling $3,362,000 during the second quarter of 2009. Three of the properties are from one relationship consisting of residential lot development properties and a residential development property with a single-family residence. The properties are all located in Solano County and total $3,094,000. The fourth property moved into OREO is commercial land located in Sacramento County for $268,000. The additions to OREO were partially offset by the disposition of three OREO properties.

Gross loan and lease charge-offs for the second quarter of 2009 were $2,849,000 and recoveries totaled $81,000 resulting in net charge-offs of $2,768,000 compared to gross loan and lease charge-offs for the second quarter of 2008 of $4,591,000 and recoveries of $46,000 resulting in net charge-offs of $4,545,000. Gross charge-offs for the six months ended June 30, 2009 were $5,484,000 and recoveries totaled $276,000 resulting in net charge-offs of $5,208,000, compared to gross charge-offs for the six months ended June 30, 2008 of $4,776,000 and recoveries of $98,000 resulting in net charge-offs of $4,678,000.

The increase in nonperforming loans to $44,304,000 at June 30, 2009 was due in large part by the addition of nineteen loans in the amount of $29,781,000 as nonaccrual loans. These additions to nonaccruals are centered in two customer relationships totaling $24,018,000. The largest relationship in this group consists of five loans secured by real estate located in Sonoma County totaling $16,291,000, and an unsecured line of credit totaling $3,000,000. A specific reserve of $1,426,000 has been established for the five real estate secured loans, and a $3,000,000 specific reserve has been established for the line of credit. The five real estate secured loans consist of three residential land loans totaling $10,377,000, a residential subdivision project totaling $3,600,000, and a commercial real estate mixed use loan for $2,314,000. All five of these loans were performing through the first quarter of 2009. During the second quarter of 2009, the borrower announced a desire to engage in a work-out of the borrower’s secured and unsecured debt outstanding with the Company and with other commercial lenders. The Company is working with this borrower to resolve these issues with the goal of possibly achieving a resolution acceptable to all parties during the third quarter of 2009. The second customer relationship consists of two loans totaling $4,727,000 located in Sonoma County. The first loan is a residential land loan for $2,802,000. A specific reserve of $226,000 has been established for this loan. The second loan is a residential development project loan for $1,925,000. The Company charged-off $967,000 of this loan during the second quarter of 2009 in order to write the loan down to its net realizable value.

Operating Results

Net interest income, which represents the Company’s largest component of revenues and is the difference between interest earned on loans and investments and interest paid on deposits and borrowings, decreased $1,160,000, or 12.8%, for the three months ended June 30, 2009 compared to the same period in 2008. Interest income decreased by $2,122,000, primarily due to both the lower yield on earning assets and the decrease in the average balances of earning assets and secondarily due to foregone interest income of $595,000 related to loans currently on nonaccrual status. Partially offsetting this was a decrease in interest expense of $962,000, or 22.4%, due to a decrease in the rates paid on deposits and a decrease in the average balance of borrowings for the quarter ended June 30, 2009 compared to the same period in 2008. Average loans decreased $89,346,000 in the second quarter of 2009 compared to the second quarter of 2008, and the yield on the loan portfolio decreased 46 basis points to 6.11% for the second quarter of 2009. Overall, average earning assets decreased $37,090,000 in the second quarter of 2009 compared to the second quarter of 2008. Average yields on earning assets decreased 78 basis points from the quarter ended June 30, 2008, to 5.58% for the quarter ended June 30, 2009 while the average rate paid on interest-bearing liabilities decreased by 54 basis points to 1.98%. The decrease in both yields earned and rates paid is reflective of the declining interest rate environment as the Federal Reserve has reduced interest rates by 500 basis points since September 2007. As a result of the above, the Company’s net interest margin for the quarter ended June 30, 2009 was 3.94%, a decrease of 40 basis points from the margin of 4.34% for the second quarter in 2008 and a decrease of 29 basis points from the 4.23% net interest margin for the quarter ended March 31, 2009. “The $595,000 of foregone interest from the nonperforming loans placed pressure on our net interest margin reducing it by roughly 29 basis points, although we did recognize a decrease of 12 basis points on the average rate paid on interest-bearing liabilities from the first quarter,” commented Mr. Watson. Net interest income decreased $2,180,000 for the six months ended June 30, 2009 compared to the same period in 2008. Interest income decreased by $4,853,000, primarily due to a decrease in income on loans of $4,657,000 as a result of both the lower yield on average loans and the decrease in the average balance of loans and due to foregone interest income of $969,000 related to loans currently on nonaccrual status. Interest expense decreased $2,673,000 due to a decrease in average interest bearing liabilities of $27,788,000 for the six months ended June 30, 2009 compared to the same period in 2008 and a decrease of 68 basis points on rates paid on interest-bearing liabilities comparing the same periods. The net interest margin for the six months ended June 30, 2009 decreased 25 basis points to 4.09% from the net interest margin of 4.34% for the six months ended June 30, 2008.

Noninterest income for the quarter ended June 30, 2009 was $3,438,000 compared to $3,477,000 for the same period in 2008 representing a decrease of $39,000. Service charges on deposits decreased $254,000 to $1,640,000 for the second quarter of 2009 compared to $1,894,000 for the second quarter of 2008, while other fees and charges increased by $100,000 to $1,079,000 for the second quarter of 2009 compared to $979,000 for the same period in 2008. Noninterest income for the six months ended June 30, 2009 decreased $366,000 to $6,602,000 from $6,968,000 for the same period in 2008. Service charges on deposits decreased $442,000 to $3,168,000 for the six months ended June 30, 2009 compared to $3,610,000 for the same period in 2008, while other fees and charges increased by $99,000 to $2,043,000 for the six months ended June 30, 2009 compared to $1,944,000 for the same period in 2008.

Noninterest expense increased $1,205,000 to $10,782,000 for the second quarter of 2009 from $9,577,000 for the second quarter of 2008. Comparing the second quarter of 2009 to the second quarter of 2008, salaries and employee benefits decreased $200,000 while occupancy and equipment expense increased $52,000. Other real estate owned expense was $572,000 compared to zero for the same period in 2008. Other expenses increased $781,000 due to FDIC insurance premiums and the FDIC special assessment of $862,000, as well as additional costs associated with loan collection expense. Noninterest expense for the six months ended June 30, 2009 was $21,117,000 compared to $19,382,000 for the same period in 2008. For the six months ended June 30, 2009, salaries and employee benefits decreased $672,000 while occupancy and equipment expense increased $63,000. FDIC insurance premiums, including the special assessment, were $1,248,000 for the first six months of 2009 compared to $112,000 for the first six months of 2008.

The Company recorded a benefit for income taxes for the quarter ended June 30, 2009 of $4,346,000, resulting in an effective tax benefit rate of 51.5%, compared to $722,000, or an effective tax benefit rate of 32.4%, for the quarter ended June 30, 2008. The benefit for income taxes for the six month period ended June 30, 2009 was $7,302,000, resulting in an effective tax benefit rate of 50.4%, compared to $588,000, or an effective tax benefit rate of 32.4%, for the same period in 2008.

North Valley Bancorp is a bank holding company headquartered in Redding, California. Its subsidiary, North Valley Bank (“NVB”), operates twenty-six commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Solano, Sonoma, Placer and Trinity Counties in Northern California, including two in-store supermarket branches and seven Business Banking Centers, and a loan production office in Vacaville, CA. North Valley Bancorp, through NVB, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, NVB engages in a full complement of lending activities including consumer, commercial and real estate loans. Additionally, NVB has SBA Preferred Lender status and provides investment services to its customers. Visit the Company’s website address at www.novb.com for more information.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally, regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of the war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release, except as required by law.

For further information contact:

Michael J. Cushman	or	Kevin R. Watson
President & Chief Executive Officer		Executive Vice President & Chief Financial Officer
(530) 226-2900 Fax: (530) 221-4877		(530) 226-2900 Fax: (530) 221-4877

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended June 30,
	2009	2008	$ Change	% Change

Statement of Income Data
Interest income
Loans and leases (including fees)	$10,029	$12,246	$(2,217)	(18.1%)
Investment securities	1,198	1,116	82	7.3%
Federal funds sold and other	14	1	13	1300.0%

Total interest income	11,241	13,363	(2,122)	(15.9%)

Interest expense
Interest on deposits	2,806	3,391	(585)	(17.3%)
Subordinated debentures	526	578	(52)	(9.0%)
Other borrowings	—	325	(325)	(100.0%)

Total interest expense	3,332	4,294	(962)	(22.4%)

Net interest income	7,909	9,069	(1,160)	(12.8%)
Provision for loan and lease losses	9,000	5,200	3,800	73.1%

Net interest income after provision for loan and lease losses	(1,091)	3,869	(4,960)	(128.2%)

Noninterest income
Service charges on deposit accounts	1,640	1,894	(254)	(13.4%)
Other fees and charges	1,079	979	100	10.2%
Other	719	604	115	19.0%

Total noninterest income	3,438	3,477	(39)	(1.1%)

Noninterest expenses
Salaries and employee benefits	4,905	5,105	(200)	(3.9%)
Occupancy	801	720	81	11.3%
Furniture and equipment	459	488	(29)	(5.9%)
Other real estate owned expense	572	—	572	—
Other	4,045	3,264	781	23.9%

Total noninterest expenses	10,782	9,577	1,205	12.6%

Loss before benefit for income taxes	(8,435)	(2,231)	(6,204)	278.1%
Benefit for income taxes	(4,346)	(722)	(3,624)	501.9%

Net loss	$(4,089)	$(1,509)	$(2,580)	171.0%

Common Share Data
Loss per share
Basic	$(0.55)	$(0.20)	$(0.35)	175.0%
Diluted	$(0.55)	$(0.20)	$(0.35)	175.0%

Weighted average shares outstanding	7,495,817	7,438,706
Weighted average shares outstanding -diluted	7,495,817	7,438,706
Book value per share	$9.35	$10.53
Tangible book value	$7.22	$8.38
Shares outstanding	7,495,817	7,484,066

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except share and per share data)

	Six Months Ended June 30,
	2009	2008	$ Change	% Change

Statement of Income Data
Interest income
Loans and leases (including fees)	$20,565	$25,222	$(4,657)	(18.5%)
Investment securities	2,072	2,285	(213)	(9.3%)
Federal funds sold and other	23	6	17	283.3%

Total interest income	22,660	27,513	(4,853)	(17.6%)

Interest expense
Interest on deposits	5,574	7,219	(1,645)	(22.8%)
Subordinated debentures	1,068	1,173	(105)	(9.0%)
Other borrowings	1	924	(923)	(99.9%)

Total interest expense	6,643	9,316	(2,673)	(28.7%)

Net interest income	16,017	18,197	(2,180)	(12.0%)
Provision for loan and lease losses	16,000	7,600	8,400	110.5%

Net interest income after provision for loan and lease losses	17	10,597	(10,580)	(99.8%)

Noninterest income
Service charges on deposit accounts	3,168	3,610	(442)	(12.2%)
Other fees and charges	2,043	1,944	99	5.1%
Other	1,391	1,414	(23)	(1.6%)

Total noninterest income	6,602	6,968	(366)	(5.3%)

Noninterest expenses
Salaries and employee benefits	9,969	10,641	(672)	(6.3%)
Occupancy	1,562	1,474	88	6.0%
Furniture and equipment	928	953	(25)	(2.6%)
Other real estate owned expense	1,570	—	1,570	—
Other	7,088	6,314	774	12.3%

Total noninterest expenses	21,117	19,382	1,735	9.0%

Loss before benefit for income taxes	(14,498)	(1,817)	(12,681)	697.9%
Benefit for income taxes	(7,302)	(588)	(6,714)	1141.8%

Net loss	$(7,196)	$(1,229)	$(5,967)	485.5%

Common Share Data
Loss per share
Basic	$(0.96)	$(0.17)	$(0.79)	464.7%
Diluted	$(0.96)	$(0.17)	$(0.79)	464.7%

Weighted average shares outstanding	7,495,817	7,427,781
Weighted average shares outstanding -diluted	7,495,817	7,427,781
Book value per share	$9.35	$10.53
Tangible book value	$7.22	$8.38
Shares outstanding	7,495,817	7,484,066

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands)

	June 30, 2009	December 31, 2008	June 30, 2008

Balance Sheet Data
Assets
Cash and due from banks	$22,184	$27,153	$34,545
Federal funds sold	29,395	—	—
Time deposits at other financial institutions	425	—	—
Available-for-sale securities - at fair value	137,554	76,345	90,678
Held-to-maturity securities - at amortized cost	15	21	31

Loans and leases net of deferred loan fees	650,652	693,422	730,283
Allowance for loan and lease losses	(22,119)	(11,327)	(13,677)

Net loans and leases	628,533	682,095	716,606

Premises and equipment, net	11,097	11,418	11,764
Other real estate owned	6,129	10,408	8,208
Goodwill and core deposit intangibles, net	15,952	16,025	16,098
Accrued interest receivable and other assets	62,082	56,086	56,431

Total assets	$913,366	$879,551	$934,361

Liabilities and Shareholders’ Equity
Deposits:
Demand, noninterest bearing	$144,190	$161,748	$164,030
Demand, interest bearing	148,142	151,873	148,421
Savings and money market	175,121	157,089	178,000
Time	332,290	284,234	253,780

Total deposits	799,743	754,944	744,231
Other borrowed funds	—	3,516	68,115
Accrued interest payable and other liabilities	11,584	11,872	11,252
Subordinated debentures	31,961	31,961	31,961

Total liabilities	843,288	802,293	855,559
Shareholders’ equity	70,078	77,258	78,802

Total liabilities and shareholders’ equity	$913,366	$879,551	$934,361

Asset Quality
Nonaccrual loans and leases	$44,304	$18,936	$22,580
Loans and leases past due 90 days and accruing interest	—	—	—
Other real estate owned	6,129	10,408	8,208

Total nonperforming assets	$50,433	$29,344	$30,788

Allowance for loan and lease losses to total loans	3.40%	1.63%	1.87%
Allowance for loan and lease losses to NPL’s	49.93%	59.82%	60.57%
Allowance for loan and lease losses to NPA’s	43.86%	38.60%	44.42%

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Selected Financial Ratios
Return on average total assets	(1.81%)	(0.65%)	(1.63%)	(0.26%)
Return on average shareholders’ equity	(21.74%)	(7.35%)	(18.98%)	(2.98%)
Net interest margin (tax equivalent basis)	3.94%	4.34%	4.09%	4.34%
Efficiency ratio	95.02%	76.34%	93.36%	77.02%

Selected Average Balances
Loans	$658,068	$747,414	$669,390	$745,209
Taxable investments	107,969	83,128	88,839	86,601
Tax-exempt investments	15,850	20,189	15,874	20,364
Federal funds sold and other	31,984	230	23,544	411

Total earning assets	$813,871	$850,961	$797,647	$852,585

Total assets	$906,033	$935,566	$892,281	$938,442

Demand deposits - interest bearing	$151,422	$157,526	$152,403	$156,238
Savings and money market	172,001	184,164	169,913	182,916
Time deposits	320,512	247,988	303,183	248,095
Other borrowings	31,961	92,435	32,641	98,679

Total interest bearing liabilities	$675,896	$682,113	$658,140	$685,928

Demand deposits - noninterest bearing	$144,334	$159,403	$147,158	$157,474

Shareholders’ equity	$75,433	$82,361	$76,462	$82,748

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except per share data)

	For the Quarter Ended

	June 2009	March 2009	December 2008	September 2008

Interest income	$11,241	$11,419	$11,834	$12,744
Interest expense	3,332	3,311	3,706	3,932

Net interest income	7,909	8,108	8,128	8,812
Provision for loan and lease losses	9,000	7,000	3,000	1,500
Noninterest income	3,438	2,274	2,900	284
Noninterest expense	10,782	9,445	9,583	9,694

Loss before benefit for income taxes	(8,435)	(6,063)	(1,555)	(2,098)
Benefit for income taxes	(4,346)	(2,956)	(2,409)	(679)

Net (loss) income	$(4,089)	$(3,107)	$854	$(1,419)

(Loss) Earnings per share:
Basic	$(0.55)	$(0.41)	$0.11	$(0.19)

Diluted	$(0.55)	$(0.41)	$0.11	$(0.19)